                                                                   EXHIBIT 10.2

        THIS DEBENTURE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS DEBENTURE (COLLECTIVELY THE "SECURITIES") HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES COMMISSION OF ANY STATE UNDER ANY STATE SECURITIES LAW. THEY ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION S ("REGULATION S") PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S) UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

         THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


No.__________                                               $____________ U.S.


                               SYNCRONYS SOFTCORP

                   10% CONVERTIBLE DEBENTURE DUE MAY 17,1999


         THIS DEBENTURE is one of a duly authorized issue of Debentures of SYNCRONYS SOFTCORP, a corporation duly organized and existing under the laws of the State of Nevada (the "Company"), designated as its 10% Convertible Debentures due May 17, 1999, in an aggregate principal amount not exceeding Thirteen Million Dollars ($13,000,000.00 U.S.) (the "Debentures").

         FOR VALUE RECEIVED, the Company promises to pay to ___________________________________________, or any subsequent registered holder hereof (the "Holder"), the principal sum of __________________ Dollars ($___________ U.S.), on or prior to May 17, 1999 (the "Maturity Date"), and

                             (continued on reverse)


IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.


                               SYNCRONYS SOFTCORP

Dated:   May 17, 1996


                                By:
                                    --------------------------------------
                                    Rainer Poertner, President

(Page 2 of 9 of 10% Convertible Debentures of SYNCRONYS SOFTCORP Due May 17,
1999)




to pay interest on the principal sum outstanding in arrears on the earlier of the Date of Conversion (as defined in Section 4(c)(iv)below) or the Maturity Date, at the rate of ten percent (10%) per annum. Accrual of interest on this Debenture shall commence on the date that, in connection with the consummation of the initial purchase of this Debenture from the Company, the escrow agent first had in its possession funds representing full payment for this Debenture, and shall continue to accrue until payment in full of the principal sum has been made or duly provided for, or until the Date of Conversion, whichever is earlier. The interest so payable will be paid on the Maturity Date or the Date of Conversion, as the case may be. Such interest shall be paid to the person and at the address in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register") on the business day immediately preceding the payment date. The principal of, and interest on, this Debenture are payable, if converted, in shares of Common Stock, or if redeemed, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, to the person and at the address in whose name this Debenture is registered on the Debenture Register on the business day immediately preceding the payment date. The forwarding of such payment shall constitute a payment of interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum or Common Shares so paid.

         This Debenture is subject to the following additional provisions:

Section 1. Debenture Denominations. The Debentures are initially issuable in denominations of at least Fifty Thousand Dollars ($50,000.00 U.S.) and integral multiples of Ten Thousand Dollars ($10,000.00 U.S.) in excess thereof. Upon conversion of a portion, but less than all, of this Debenture in accordance with the terms hereof, a new debenture or debentures may be issued to the Holder in a denomination equal to the exact amount of the unconverted portion of this Debenture. No service charge will be made for registration of transfer or exchange.

Section 2. Withholding. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws, or other applicable laws, at the time of such payments. Holder shall, prior to any transfer hereof, deliver to the Company a completed form W-8 for such transferee. The Holder shall pay any other taxes, charges, or levies in connection with the issuance or transfer thereof.

Section 3. Sale, Transfer or Exchange. This Debenture has been issued based upon investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Act, including Regulation S and any applicable state securities laws ("State Acts"). Any Holder of this Debenture, by acceptance hereof, agrees to the representations, warranties and covenants herein. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Conversion. The record Holder of this Debenture shall have conversion rights as follows (the "Conversion Rights"):

                 (a) Right to Convert; Conversion Rate. The record Holder of this Debenture shall be entitled to convert, subject to the Company's right of redemption set forth in Section 5(a), (x) up to one-third (1/3) of the Debenture(s) (measured by the aggregate principal amount) initially issued to such Holder beginning forty-five (45) days following the date of the last closing of a purchase and sale of Debentures that occurs pursuant to the offering of the Debentures by the Company (the "Last Closing Date") and at any time thereafter; (y) an additional one-third (1/3) of the Debenture(s) (measured by the aggregate principal amount) initially issued to such Holder beginning seventy-five (75) days following the Last Closing Date and at any time thereafter; and (z) all remaining Debentures beginning one hundred five
(105) days following the Last Closing Date (each of the time periods referenced in subclause (x), (y) and (z) is hereinafter referred to singularly as a "Conversion Gate"), at the office of the Company or its designated transfer agent for the Debentures (the "Transfer Agent"), into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the following formula (the "Conversion Rate"):

Number of shares issued upon conversion = (Principal + Interest)/Conversion Price, where

o Principal = The principal amount of the Debenture(s) to be converted,

o Interest = Principal x (N/365) x .10, where

         o N = the number of days between (i) the date that, in connection with the consummation of the initial purchase of this Debenture from the Company, the escrow agent first had in its possession funds representing full payment for this Debenture, and (ii) the applicable Date of Conversion for the Debenture(s) for which conversion is being elected, and

(Page 3 of 9 of 10% Convertible Debentures of SYNCRONYS SOFTCORP Due May 17,
1999)


         o Conversion Price = the lesser of (x) $5.50 (the "Fixed Conversion Price"), or (y) 85% of the average Closing Bid Price, as that term is defined below, of the Company's Common Stock for the ten (10) trading days immediately preceding the Date of Conversion, as defined below (the "Variable Conversion Price").

                 For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the over-the-counter market as reported by OTC Bulletin Board or NASDAQ's National Market System or Small Capitalization System ("NASDAQ"), or if then traded on a different national securities exchange, the closing sales price on the principal national securities exchange on which it is so traded and if not available, the mean of the daily high and low sales prices on such securities exchange on which it is so traded, or, if the actual Closing Bid Price is not available on any such day on OTC Bulletin Board or NASDAQ or such other exchange or market where traded, then the Closing Bid Price on the immediately preceding reported date.

                 (b) Conversion at Market Price. Notwithstanding the limitations on conversion set forth above, the record Holder of this Debenture shall be entitled to convert, subject to the Company's right of redemption set forth in section 5(a), the Debentures in whole or in part prior to the applicable Conversion Gate (but no earlier than sixty (60) days following the Last Closing Date), at the office of the Transfer Agent, into that number of fully-paid and non-assessable shares of Common Stock of Company calculated in accordance with the Conversion Rate set forth above; provided, however, that, for purposes of the conversion pursuant to this subsection 4(b), the Conversion Price shall equal the Closing Bid Price of the Company's Common Stock on the Date of Conversion.

                 (c) Mechanics of Conversion. In order to convert the Debentures into full shares of Common Stock, the Holder shall (i) fax a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the office of the Company or the Transfer Agent, which notice shall specify the principal amount of Debentures to be converted and shall contain a calculation of the Conversion Rate (together with a copy of the first page of each Debenture to be converted) on or prior to 11:59 p.m., New York City time (the "Conversion Notice Deadline") on the Date of Conversion specified on the Notice of Conversion and (ii) surrender the original Debenture(s) being converted to a common courier for delivery to the office of the Company or the Transfer Agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the original Debentures are delivered to the Company or the Transfer Agent as provided above, or the Holder notifies the Company or the Transfer Agent that such Debenture(s) have been lost, stolen or destroyed. Upon receipt by Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile, confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name of a contact person at the Company whom the Holder should contact regarding information related to the conversion. In the case of a dispute as to the calculation of the Conversion Rate, the Company shall promptly issue the number of Shares that are not disputed. Company shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify Company and Holder of the results no later than forty-eight (48) hours from the time such Accountant receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

                          (i)     Lost or Stolen Debentures.  Upon receipt by
the Company of evidence of the loss, theft, destruction or mutilation of this Debenture, and (in the case of loss, theft or destruction) indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Debentures, if mutilated, the Company shall execute and deliver new Debenture(s) of like tenor and date.

                          (ii)    Delivery of Common Stock upon Conversion.  As
provided in the Subscription Agreement between the Holder and the Company related to the purchase of the Debentures (the "Subscription Agreement"), the Transfer Agent or the Company (as applicable) shall, no later than the close of business on the second (2nd) business day after delivery to the Transfer Agent or the Company (as applicable) of the Debenture(s) to be converted (or after provision for security or indemnification, if required), issue a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid and surrender such original Common Stock certificates to a common courier for either overnight or (if delivery is outside the United States) two
(2) day delivery to the Holder at the address of the Holder on the books of the Company.

                          (iii)   No Fractional Shares.  No fractional shares
of Common Stock shall be issued upon conversion of this Debenture. If any conversion of the Debenture would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional shares, on an aggregate basis, shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be, on an aggregate basis, the next lower number of whole shares.

                          (iv)    Date of Conversion.  The date on which
conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company on or before 11:59 p.m., New York City time, on the Date of Conversion, and (ii) that the original Debentures to be converted are surrendered by depositing such Debentures with a common courier, as provided above, and received by the Transfer Agent or the Company within five (5) business days from the Date of Conversion. The

(Page 4 of 9 of 10% Convertible Debentures of SYNCRONYS SOFTCORP Due May 17,
1999)



person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion. If the original Debentures to be converted are not received by the Transfer Agent or the Company within five (5) business days after the Date of Conversion or if the facsimile of the Notice of Conversion is not received by the Company or the Transfer Agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the Company's option, may be declared null and void.

                 (d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Debentures, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Debentures; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Debentures, the Company will immediately take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                 (e) Automatic Conversion. Each of the Debentures that remains issued and outstanding on the date which is three (3) years after the Last Closing Date automatically shall be converted into Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 4(a) above), and the date which is three (3) years after the Last Closing Date shall be deemed the Date of Conversion with respect to such conversion.

                 (f)       Adjustment to Conversion Price.

                          (i)     Adjustment to Fixed Conversion Price Due to
Stock Split, Stock Dividend, Etc. If at any time when the Debentures are issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

                          (ii)    Adjustment to Variable Conversion Price.  If,
at any time when Debentures are issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the Debentures, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five (5) trading days immediately preceding the Date of Conversion.

                          (iii)   Adjustment Due to Merger, Consolidation, Etc.
If at any time when the Debentures are issued and outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the holders of the Debentures shall thereafter have the right to receive upon conversion of the Debentures, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the holder would have been entitled to receive in such transaction had the Debentures been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Debentures to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Debentures) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 4(f)(iii) unless (a) it first gives thirty (30) business days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its Debentures into Common Stock) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation of the Company under this Debenture including this Section 4(f)(iii).

Section 5.       Redemption or Forced Conversion by Company.

                 (a) Company's Right to Redeem upon Receipt of Notice of Conversion. If the Conversion Price of the Company's Common Stock is less than the Fixed Conversion Price (as defined in Section 4(a)), at the time of receipt of a Notice of Conversion pursuant to Section 4, the Company shall have the right, in its sole discretion, to redeem in whole or in part any Debentures submitted for conversion, immediately prior to and in lieu of conversion ("Redemption Upon Receipt of Notice of Conversion"). If the Company elects to redeem some, but not all, of the Debentures submitted for conversion, the Company shall redeem from among the Debentures submitted by the various Holders for conversion on the applicable date, a pro-rata amount from each such Holder so submitting Debentures for conversion.

(Page 5 of 9 of 10% Convertible Debentures of SYNCRONYS SOFTCORP Due May 17,
1999)



                          (i)     Redemption Price Upon Receipt of a Notice of
Conversion. The redemption price for a redemption of this Debenture under this
Section 5(a) shall be calculated in accordance with the following formula:

         (Principal + Interest) x Closing Bid Price on the Date of Conversion
                                Conversion Price

         For the purposes of the above formula, "Principal", "Interest", "Closing Bid Price", "Conversion Price" and "Date of Conversion" shall have the meanings set forth in Section 4.

                          (ii)    Mechanics of Redemption Upon Receipt of
Notice of Conversion. The Company shall effect each such redemption by giving notice of its election to redeem, by facsimile within one (1) business day following receipt of a Notice of Conversion from a Holder, with a copy by overnight or two (2) day courier, to (A) the Holder of Debentures submitted for conversion at the address and facsimile number of such Holder appearing in the Company's register for the Debentures, and (B) the Company's Transfer Agent. Such redemption notice shall indicate whether the Company will redeem all or part of the Debentures submitted for conversion and the applicable redemption price.

                 (b) Company's Right to Redeem at Its Election. At any time, commencing one (1) year after the Last Closing Date, upon giving at least thirty (30) business days prior written notice, the Company shall have the right, in its sole discretion, to redeem ("Redemption at Company's Election"), from time to time, any or all of the Debentures; provided that the Company shall only be entitled to redeem Debentures in increments having an aggregate principal amount of at least One Million Five Hundred Thousand Dollars ($1,500,000.00) (or the amount outstanding if the aggregate principal amount of outstanding Debentures is less than One Million Five Hundred Thousand Dollars ($1,500,000.00)). If the Company elects to redeem some, but not all, of the Debentures, the Company shall redeem a pro-rata amount from each Holder of the Debentures.

                          (i)     Redemption Price At Company's Election.  The
"Redemption Price At Company's Election" shall be calculated as a percentage of Stated Value, as that term is defined below, of the Debentures redeemed pursuant to this Section 5(b), which percentage shall vary depending on the Date of Redemption at Company's Election (as that term is defined in subsection
(ii) below), and shall be determined as follows:

         Date of Redemption at Company's Election                                             Call Price
         12 months and 1 day to 18 months following Last Closing Date                         130% of Stated Value
         18 months and 1 day to 24 months following Last Closing Date                         125% of Stated Value
         24 months and 1 day to 30 months following Last Closing Date                         120% of Stated Value
         30 months and 1 day to 36 months following Last Closing Date                         115% of Stated Value

         For purposes hereof, "Stated Value" shall mean the original principal amount of the Debentures being redeemed, plus the unpaid interest being redeemed, pursuant to this Section 5(b).

                          (ii)    Mechanics of Redemption at Company's
Election. The Company shall effect each such redemption by giving at least thirty (30) business days prior written notice ("Notice of Redemption at Company's Election"), which notice may be given on or after thirty (30) business days prior to twelve (12) months after the Last Closing Date, to (A) the Holders of the Debentures selected for redemption, at the address and facsimile number of such Holder appearing in the Company's register for the Debentures and (B) the Transfer Agent, which Notice of Redemption at Company's Election shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption at Company's Election. Such Notice of Redemption at Company's Election shall indicate the number of Debentures that have been selected for redemption, the date which such redemption is to become effective (the "Date of Redemption at Company's Election") and the applicable Redemption Price at Company's Election, as defined in subsection (b)(i) above. Notwithstanding the above, Holder may convert into Common Stock pursuant to section 4, prior to the close of business on the Date of Redemption at Company's Election, any Debenture which it is otherwise entitled to convert, including those selected for Redemption at Company's Election pursuant to this subsection 5(b); provided, however, that the Company shall still be entitled to exercise its right to redeem upon receipt of a Notice of Conversion pursuant to section 5(a).

                 (c) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under either Section 5(a) or 5(b) unless it has:

                          (i)     the full amount of the applicable redemption
price, in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

                          (ii)    immediately available credit facilities, in
the full amount of the applicable redemption price with a bank or similar financial institution, or

(Page 6 of 9 of 10% Convertible Debentures of SYNCRONYS SOFTCORP Due May 17,
1999)



                          (iii)   an agreement with a standby underwriter
willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

                          (iv)    a combination of the items set forth in (i),
(ii) and (iii) above, in the aggregate, in the full amount of the redemption price.

                 (d)      Payment of Redemption Price.

                          (i)     Each holder submitting Debentures being
redeemed under subsection (b) above shall send their Debentures so redeemed to the Company or the Transfer Agent, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the date of such receipt of the Debentures. The Company shall not be obligated to deliver the redemption price unless the Debentures so redeemed are delivered to the Company or the Transfer Agent, or, in the event one (1) or more Debentures have been lost, stolen, mutilated or destroyed, unless the Holder has complied with
Section 4(c)(i).

                          (ii)    If Company elects to redeem pursuant to
Section 5(a) hereof, and Company fails to pay Holder the redemption price within the time frame as required by this Section 5(d), then Company shall issue shares of Common Stock to any such Holder who has submitted a Notice of Conversion in compliance with Section 4(c) hereof. The shares to be issued to Holder pursuant to this provision shall be the number of shares determined using a Conversion Price (as defined in Section 5 hereof) that equals the lesser of (i) the Conversion Price on the date Holder sends its Notice of Conversion to Company or Transfer Agent via facsimile or (ii) the Conversion Price on the date the Transfer Agent issues Common Stock pursuant to this
Section 5(d)(ii).

                 (e)      Company's Right to Force Conversion at Its Election.

                          (i)     Forced Conversion.  Any time commencing on
the date which is six (6) months following the Last Closing Date, if the Closing Bid Price (as defined in Section 4 above) of the Company's Common Stock equals or exceeds an amount equal to 150% of the Fixed Conversion Price (as defined in Section 4(a) above) for the fifteen (15) consecutive trading days prior to the date of the Notice of Conversion at Company's Election (as defined below), then the Company shall have the right, in its sole discretion, to require conversion of the Debentures ("Conversion at Company's Election") into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with the Conversion Rate set forth in Section 4(a). The date of the Notice of Conversion at Company's Election shall be the Date of Conversion for purposes of a Conversion at Company's Election. During any consecutive fifteen day trading period, the Company shall not be permitted to require the conversion of Debentures having an aggregate principal amount of more than Two Million Dollars ($2,000,000). The Company shall select a pro-rata amount of outstanding Debentures to be converted under this Section 5(e)(i) based upon the original principal amount initially issued to each Holder relative to the aggregate principal amount of all Debentures initially issued to all such holders of outstanding Debentures.

                          (ii)    Mechanics of Conversion at Company's
Election. Provided that the requirements of Section 5(e)(i) have been met, the Company shall effect each such Conversion at Company's Election by giving written notice ("Notice of Conversion at Company's Election"), on or prior to 11:59 p.m., New York City time, on the Date of Conversion, via facsimile and via overnight or two (2) day delivery to (A) the Holders of the Debentures selected for conversion, at the address and facsimile number of such Holder appearing in the Company's register for Debentures and (B) the Transfer Agent. Such Notice of Conversion At Company's Election shall indicate (i) the principal amount of the Debentures that have been selected for conversion, (ii) the date which such conversion is to become effective (the "Date of Conversion At Company's Election"), and (iii) the Conversion Price.

                          (iii)   Delivery of Forced Conversion Shares.  Each
Holder receiving a Notice of Conversion at Company's Election shall send their Debentures to be so converted, along with a Conversion and Resale Certificate ("Resale Certificate") substantially in the form attached as Exhibit T to the Subscription Agreement, to the Company or its Transfer Agent, within twenty
(20) business days of receipt of same. Assuming there are no changes in the material facts set forth in Section 2 of the Subscription Agreement (other than subsections which by their terms would be inapplicable at such time) or applicable law, other than changes which are not relevant or material, the Transfer Agent or the Company shall, no later than the close of business on the second (2nd) business day after delivery to the Transfer Agent or the Company of the Debentures to be converted and the Resale Certificate, deliver a certificate without a restrictive legend for the number of shares of Common Stock to which the Holder shall be entitled to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder on the books of the Company. The Company shall not be obligated to deliver the Common Stock unless the Debentures so converted are delivered to the Company or its Transfer Agent, or, in the event one or more Debentures have been lost, stolen, mutilated or destroyed, until the Holder has complied with Section 4(c)(i) hereof.

(Page 7 of 9 of 10% Convertible Debentures of SYNCRONYS SOFTCORP Due May 17,
1999)



                 (f) Blackout Period. Notwithstanding the foregoing, the Company may not either send out a redemption notice or a Notice of Conversion at Company's Election or effect a redemption pursuant to subsection (b) above or a forced conversion pursuant to subsection (e) above during a Blackout Period (defined as a period during which the Company's officers or directors would not be entitled to buy or sell stock because of their holding of material non-public information), unless the Company shall first disclose the non-public information that resulted in the Blackout Period; provided, however, that no redemption or forced conversion shall be effected until at least fifteen (15) days after the Company shall have given the Holder written notice that the Blackout Period has been lifted.

Section 6.       Holder's Right to Advance Notice of Company's Election to
Redeem.

                 (a) Holder's Right to Elect to Receive Notice of Cash Redemption by Company. Holder shall have the right to require Company to provide advance notice stating whether Company will elect to redeem Holder's Debentures in cash, pursuant to Company's redemption rights discussed in
Section 5(a).

                 (b) Mechanics of Holder's Election Notice. Holder shall send notice ("Election Notice") to Company and such other person(s) as the Company may designate, via facsimile, stating Holder's intention to require Company to disclose that if Holder were to exercise his, her or its right of conversion (pursuant to section 4) whether Company would elect to redeem a specific number of Holder's Debentures for cash in lieu of issuing Common Stock. Company is required in good faith to disclose to Holder what action Company would take if the Notice of Conversion is received within the subsequent five (5) business day period, including the date Company receives such Election Notice, as further discussed in subsection 6(c).

                 (c) Company's Response. Upon receipt by the Company of a facsimile copy of an Election Notice, Company shall immediately send, via facsimile, a confirmation of receipt of the Election Notice to Holder, which shall specify that the Election Notice has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the requested advance notice. Company must respond by the close of business on the next business day following receipt of Holder's Election Notice (1) via facsimile and (2) via overnight or two (2) day courier. The Company's response must state in good faith whether it would redeem the shares, in whole or in part, or allow conversion into shares without redemption. If Company does not respond to Holder within one
(1) business day via facsimile and overnight or two (2) day courier, Company shall be required to issue to Holder Common Stock upon Holder's conversion within the subsequent five (5) business day period of Holder's Election Notice. However, if the Company's Common Stock price decreases so that under the Conversion Rate the Company would be required to issue more than an additional ten percent (10%) of shares of Common Stock than Holder was entitled to receive at the time Holder sent Company its Election Notice, then Company shall no longer be bound to convert Holder's Preferred Stock into Common Stock, but may elect to redeem the Debentures for cash.

Section 7. No Voting Rights. This Debenture shall not entitle the Holder hereof to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company.

Section 8. Protective Provision. So long as Debentures are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of both (i) the Holders of at least seventy-five percent (75%) of the aggregate principal amount of Debentures then outstanding, and (ii) seventy-five (75%) of the Holders of Debentures then outstanding, alter or change the rights, preferences or privileges of the Debentures or of any securities or debt instruments, senior in right of payment, so as to affect adversely the Debentures.

         Any Holders of the Debentures that did not agree to such alteration or change (the "Dissenting Holders") shall have the right for a period of thirty
(30) business days to convert pursuant to the terms of this Debenture as they exist prior to such alteration or change (notwithstanding the forty-five (45) day, seventy-five (75) day, and one hundred five (105) day holding requirements set forth in Section 4(a) hereof), or continue to hold their Debentures; provided, however, that the Dissenting Holders may not convert anytime on or before the fortieth (40th) day following the Last Closing Date.

Section 9. Status of Redeemed or Converted Debentures. After this Debenture shall have been surrendered for conversion as herein provided or notice of conversion shall have been given by the Holder pursuant to Section 4(a) herein (or redeemed pursuant to Section 5(a) or 5(b) herein), this Debenture shall no longer be deemed to be outstanding and all rights with respect to this Debenture, including, without limitation, the right to receive interest hereon and the principal hereof, shall forthwith terminate as of the Date of Conversion or the effective date of such redemption, except only the right of the Holder hereof to receive shares of Common Stock in exchange for such Debenture(s) (or, in the case of a redemption, the right to receive the applicable redemption price).

Section 10. Events of Default. (i) Upon the occurrence of and during the continuation of an Event of Default (as defined below) specified in subsections
(a), (b), (c) or (e) of this Section 10, upon the written notice of the Holders of seventy-five percent (75%) of the outstanding principal amount of the Debentures, and/or (ii) upon the occurrence of any Event of Default specified in subsections (d) or (f) of this Section 10, the Company shall pay to the Holder an amount equal

(Page 8 of 9 of 10% Convertible Debentures of SYNCRONYS SOFTCORP Due May 17,
1999)



to the sum of (x) the unpaid principal amount of this Debenture plus (y) the accrued and unpaid interest on the unpaid principal amount of this Debenture to the date of payment and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment, or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or equity.

         If the Company fails to pay any amounts due pursuant to this Section 10 within five (5) business days of such amounts being due and payable, then the Holder shall have the right at any time, so long as the Company remains in default, to require the Company, upon written notice, to immediately issue, in lieu of such amounts, the number of shares of Common Stock of the Company equal to the amounts owed by Borrower to the Company divided by the Conversion Price then in effect.

         The Company shall be required promptly upon its knowledge of an Event of Default hereunder to give notice of such Event of Default to the Holder hereof.

         An "Event of Default" shall mean the following:

                 (a) Conversion. If the Company fails to issue shares of Common Stock to any Holder upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture or any Subscription Agreement by and between Company and Holder and any such failure shall continue uncured for fifteen (15) business days;

                 (b) Breach of Covenant. If the Company breaches any material covenant or other material term or condition of this Debenture (other than as specifically provided in subsection 10(a) hereof), or any Subscription Agreement by and between Company and Holder (including the failure to have enough stock available for issuance upon conversion), and the breach of which would have a material adverse effect on the Company or the prospects of the Company or a material adverse effect on the Holder or the rights of the Holder with respect to this Debenture or the shares of Common Stock issuable upon conversion of this Debenture and such breach continues for a period of fifteen
(15) business days after written notice thereof to the Company from the Holder;

                 (c) Breach of Representations and Warranties. Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, any Subscription Agreement by and between Company and Holder), shall be false or misleading in any material respect when made and the breach of which would have a material adverse effect on the Company or the prospects of the Company or a material adverse effect on the Holder or the rights of the Holder with respect to this Debenture or the shares of Common Stock issuable upon conversion of this Debenture;

                 (d) Receiver or Trustee. The Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed;

                 (e) Judgments. Any money judgment, writ or similar process shall be entered or filed against the Company or any subsidiary of the Company or any of its property or other assets for more than Five Hundred Thousand Dollars ($500,000), and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld; or

                 (f) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company.

Section 11. Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws, except for matters arising under the Act or the Securities Exchange Act of 1934, as amended, which matters shall be governed by and construed in accordance with such laws.

Section 12. Business Day Definition. For purposes hereof, the term "business day" shall mean any day on which banks are generally open for business in the State of New York, USA and excluding any Saturday and Sunday.

Section 13. Notices. Any notice or other communication required or permitted to be given hereunder shall be given as provided herein or delivered against receipt if to (i) the Company at 3958 Ince Boulevard, Culver City, CA 90232, Attn: Mr. Rainer Poertner, Telephone No. (310) 842-9203, Telecopy No.
(310) 842-9014 and (ii) the Holder of this Debenture, to such holder at its last address as shown on the Debenture Register (or to such other address as the party shall have furnished

(Page 9 of 9 of 10% Convertible Debentures of SYNCRONYS SOFTCORP Due May 17,
1999)



in writing as its new address to be entered on the Debenture Register (which address must include a telecopy number) in accordance with the provisions of this Section 13). Any notice or other communication needs to be made by facsimile and delivery shall be deemed given, except as otherwise required herein, at the time of transmission of said facsimile. Any notice given on a day that is not a business day shall be effective upon the next business day.

Section 14. Waiver of any Breach to be in Writing. Any waiver by the Company or the Holder hereof of a breach of any provision of the Debenture shall not operate as, or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of the Debenture. The failure of the Company or the Holder hereof to insist upon strict adherence to any term of the Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of the Debenture. Any waiver must be in writing.

Section 15. Unenforceable Provisions. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.